SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2006 (September 15, 2006)
GOLDLEAF FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	000-25959	62-1453841

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9020 Overlook Boulevard, Third Floor, Brentwood, Tennessee 37027
(Address of principal executive offices)
615-221-8400
(Registrant’s telephone number, including area code)
Private Business, Inc.
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Employment Agreement with J. Scott Craighead
          Effective September 15, 2006, Goldleaf Financial Solutions, Inc., the registrant (“Goldleaf”), and J. Scott Craighead, its Executive Vice President and Chief Financial Officer, entered into the employment agreement which is attached hereto as Exhibit 10.1 and incorporated into this Item 1.01 by reference. This agreement provides for an annual base salary of $220,000 and an annual incentive award at the discretion of Goldleaf’s Board of Directors of up to 50% of Mr. Craighead’s base salary. Mr. Craighead may also be eligible to receive a one-time special bonus upon the closing of an underwritten offering of Goldleaf’s common stock. The employment agreement has an initial term of one year, and is automatically extended for additional one year terms until either party gives written notice specifying that the term shall continue for only one additional year.
          This employment agreement provides for various payments to Mr. Craighead upon cessation of employment, depending on the circumstances. If Mr. Craighead voluntarily terminates his employment without a constructive discharge, is terminated for cause, or if either party elects not to renew for an additional one year term, he will receive his pro rata base salary and perquisites to the date of termination. Constructive discharge means a voluntary termination by Mr. Craighead after a failure by Goldleaf to fulfill its obligations under the employment agreement in any material respect, which it does not remedy within 30 days of receiving notice from Mr. Craighead. Termination for cause means termination by Goldleaf’s Board of Directors due to Mr. Craighead’s serious misconduct which has resulted or is likely to result in material economic damage to Goldleaf. Except in the case of a conviction for a felony or fraud, Goldleaf must provide notice thirty (30) days prior to termination for cause and provide Mr. Craighead with the opportunity to cure such damage or likely damage, to Goldleaf’s reasonable satisfaction, within thirty (30) days of such notice.
          If Mr. Craighead is terminated through a without cause termination or a constructive discharge, he will receive an amount equal to the sum of his base salary in effect at the time and his bonus for the prior year. If Goldleaf pays this amount to Mr. Craighead for any reason following his termination, he cannot compete with the company for 12 months following his termination. Following his termination for any reason, Mr. Craighead cannot solicit Goldleaf’s employees for 12 months.
          This description does not purport to be complete and is qualified in its entirety by reference to the complete text of Exhibit 10.1, which is incorporated into this Item 1.01 by reference.
     Employment Agreement with Scott R. Meyerhoff
          Effective September 15, 2006, Goldleaf and Scott R. Meyerhoff, its Executive Vice President of Finance and Strategy, entered into the employment agreement which is attached hereto as Exhibit 10.2 and incorporated into this Item 1.01 by reference. Mr. Meyerhoff’s agreement provides for an annual base salary of $220,000 and an annual incentive award at the discretion of Goldleaf’s Board of Directors of up to 50% of Mr. Meyerhoff’s base salary. Mr. Meyerhoff may also be eligible to receive a one-time special bonus upon the closing of an underwritten offering of Goldleaf’s common stock. The employment agreement has an initial term of one year, and is automatically extended for additional one year terms until either party gives written notice specifying that the term shall continue for only one additional year.
          The employment agreement provides for various payments to Mr. Meyerhoff upon cessation of employment, depending on the circumstances. If Mr. Meyerhoff voluntarily terminates his employment without a constructive discharge, is terminated for cause, or if either party elects not to renew for an additional one year term, he will receive his pro rata base salary and perquisites to the date of termination. Constructive discharge means a voluntary termination by Mr. Meyerhoff after a failure by Goldleaf to fulfill its obligations under the employment agreement in any material respect, which it does not remedy within 30 days of receiving notice from Mr. Meyerhoff. Termination for cause means termination by Goldleaf’s Board of Directors due to Mr. Meyerhoff’s serious misconduct which has resulted or is likely to result in material economic damage to Goldleaf. Except in the case of a conviction for a felony or fraud, Goldleaf must provide notice thirty (30) days prior to termination for cause and provide Mr. Meyerhoff with the opportunity to cure such damage or likely damage, to its reasonable satisfaction, within thirty (30) days of such notice.
          If Mr. Meyerhoff is terminated through a without cause termination or a constructive discharge, he will receive an amount equal to the sum of his base salary in effect at the time and his bonus for the prior year. If Goldleaf pays this amount to Mr. Meyerhoff for any reason following his termination, he cannot compete with the company for 12 months following his termination. Following his termination for any reason, Mr. Meyerhoff cannot (i) solicit Goldleaf’s employees for 12 months, and (ii) cannot participate in any acquisition or business relationship with an entity that Goldleaf has been negotiating with for an acquisition or business relationship for 6 months.
          This description does not purport to be complete and is qualified in its entirety by reference to the complete text of Exhibit 10.2, which is incorporated into this Item 1.01 by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Number	Exhibit
10.1	Employment Agreement with J. Scott Craighead.

10.2	Employment Agreement with Scott R. Meyerhoff.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
     GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/ J. Scott Craighead
	Name:	J. Scott Craighead
	Title:	Chief Financial Officer

Date: September 15, 2006